Exhibit 99.2

For Immediate Release: 9:15 a.m. EDT	Contacts: Julie S. Ryland

Wednesday, June 17, 2015	205.326.8421

ENERGEN ANNOUNCES PRICING OF COMMON STOCK OFFERING

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that it has priced an underwritten public offering of 5,700,000 shares of its common stock. Total gross proceeds of the offering (before underwriter’s discounts and commissions and estimated offering expenses) will be approximately $405 million. The underwriter intends to offer the shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter has a 30-day option to purchase up to 855,000 additional shares of common stock from Energen. The offering is expected to close on or about June 22, 2015, subject to customary closing conditions.

Energen intends to use the net proceeds from the offering to fund a slight increase in drilling activity in the Midland Basin in the second half of 2015 and, more significantly, to begin a multi-year acceleration of development activities in the Permian Basin in 2016, with capital investment in 2016 of $1.0 billion or more; net proceeds also may be used for other general corporate purposes, including the acquisition of proved and unproved leasehold. Pending such uses, Energen intends to use the net proceeds from this offering to repay borrowings outstanding under its credit facility.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager for the offering. The common stock will be issued and sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. When available, copies of the written prospectus for the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. The company had 373 million barrels of oil-equivalent proved reserves at year-end 2014; these all-domestic proved reserves were located largely in the Permian and San Juan basins.

FORWARD LOOKING STATEMENT: All statements, other than statements of historical fact, appearing in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements about our expectations, beliefs, intentions or business strategies for the future, statements concerning our outlook with regard to timing and amount of future production of oil, natural gas liquids and natural gas, price realizations, nature and timing of capital expenditures for exploration and development, plans for funding operations and drilling program capital expenditures, timing and success of specific projects, operating costs and other expenses, proved oil and natural gas reserves, liquidity and capital resources, outcomes and effects of litigation, claims and disputes and derivative activities. Forward-looking statements may include words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “foresee”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “will” or other words or expressions concerning matters that are not historical facts. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. We base our forward-looking statements on information currently available to us, and we undertake no obligation to correct or update these statements whether as a result of new information, future events or otherwise. Additional information regarding our forward-looking statements and related risks and uncertainties that could affect future results of Energen, can be found in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website - www.energen.com.

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